[Stamp from the State of Delaware Secretary of State]
    STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:00 AM 09/29/1997
   971327045 - 2802065



                                STATE of DELAWARE
                              CERTIFICATE of TRUST
                                       of
                           EMPIRICAL INVESTMENT FUNDS


This Certificate of Trust is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) and sets forth the following:


FIRST: This trust shall be known as Empirical Investment Funds. The trustees shall conduct the business of the trust under that name.

SECOND: The address of the Registered Agent of the trust is: The Company Corporation, 1313 N. Market Street, Wilmington, DE 19801-1511, County of New Castle.

THIRD: The Purpose for which this trust is organized shall be to conduct, operate and carry on the business of a management investment company registered under the 1940 Act through one or more Series investing primarily in securities.

NOW, THEREFORE, the Trustees hereby direct that a Certificate of Trust be filed with Office of the Secretary of State of the State of Delaware and do hereby declare that the Trustees will hold IN TRUST all cash, securities and other assets which the Trust now possesses or may hereafter acquire from time to time in any manner and manage and dispose of the same upon the following terms and conditions for the pro rata benefit of the holders of Shares in this Trust.


                                                      -----------------------
                                                      Kaye Anderson-Kerr


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                                                      Date